Exhibit 99.2

The Board of Directors

Level 3 Communications, Inc.

1025 Eldorado Boulevard

Broomfield, CO 80021

December 15, 2016

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 30, 2016, to the Board of Directors of Level 3 Communications, Inc. (the “Company”) as Annex D to, and reference thereto under the headings “SUMMARY— Opinions of Level 3’s Financial Advisors—Opinion of Lazard,” “THE COMBINATION AND THE STOCK ISSUANCE —Background of the Combination,” “THE COMBINATION AND THE STOCK ISSUANCE — Level 3’s Reasons for the Combination; Recommendation of the Combination by the Level 3 Board,” and “THE COMBINATION AND THE STOCK ISSUANCE — Opinions of Level 3’s Financial Advisors — Opinion of Lazard Frères & Co. LLC” in, the joint proxy statement/prospectus relating to the proposed merger involving the Company and CenturyLink, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of CenturyLink, Inc. (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAZARD FRERES & CO. LLC

By: /s/ Ajay Yadav

       Ajay Yadav